January 10, 2003

Board of Directors
Acola Corp.
39 Neck Road
Madison, CT 06443

Dear Gentlemen:

In my capacity as counsel for Acola Corp., a Delaware corporation (the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 5,194,950 shares of Common Stock, par value $.001 per share, pursuant to the Directors and Employees Stock Award Plan (the "Plan") as set out and described in the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the
"Registration Statement"). I have also participated in the preparation and filing of the Registration
Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to my satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I am of the opinion that:

The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;
The Company has taken all requisite corporate action and all action required by the laws of the State of Delaware with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;
The maximum of 5,194,950 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

            I hereby consent to the use of this
opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration
Statement.


Yours very truly,

/s/James N. Baxter
----------------------------------
James N. Baxter, Esq.







Law Offices of
James N. Baxter
(Admitted N Y)
39 Neck  Road
Madison, CT 06443
Fax: 203 318-8330
Tel: 203 318-8332